SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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EPIMMUNE INC.

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Filed by Epimmune Inc. pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.
PRESS RELEASE
On July 26th, 2005, Epimmune issued the following press release announcing that the National Institute of Allergy and Infectious Diseases (NIAID), a part of the National Institutes of Health (NIH), holds an active Investigational New Drug application (IND) from the FDA to test Epimmune’s multi-epitope recombinant protein vaccine, EP-1043, as a component in vaccines designed to prevent HIV infection.
EPIMMUNE’S RECOMBINANT PROTEIN HIV VACCINE CANDIDATE TO BE TESTED IN
CLINICAL TRIALS BY THE NIH SPONSORED HIV VACCINE TRIALS NETWORK
SAN DIEGO, July 26, 2005 — Epimmune Inc. (Nasdaq: EPMN) today announced that the National Institute of Allergy and Infectious Diseases (NIAID), a part of the National Institutes of Health (NIH), holds an active Investigational New Drug application (IND) from the FDA to test Epimmune’s multi-epitope recombinant protein vaccine, EP-1043, as a component in vaccines designed to prevent HIV infection. The vaccine candidate will be evaluated in a multi-center, randomized, placebo-controlled, dose escalation, Phase 1 clinical trial in healthy volunteers conducted by the HIV Vaccine Trials Network (HVTN).
“HIV/AIDS continues to be one of the most devastating diseases in the world, with an estimated 4.9 million new infections during 2004 according to UNAIDS, the Joint United Nations Programme on HIV/AIDS,” said Dr. Mark Newman, Vice President of Research and Development at Epimmune. “The search for a preventive vaccine is an important part of the fight against the disease and we are pleased that this IND has been granted and the Phase I study for EP-1043 can begin.”
The trial consists of two parts: in Part A the safety and maximum tolerated dose of EP-1043 alone will be determined; and in Part B the safety and tolerability of EP-1043 when administered in combination with EP-1090, Epimmune’s multi-epitope DNA vaccine candidate, will be investigated. EP-1090 is separately being tested by the Company in Phase I clinical trials for the treatment of HIV infection. The EP-1043 clinical trial conducted by the HVTN is expected to enroll 120 participants for a treatment period of six months. Trial sites include the University of Rochester in New York, the San Francisco Department of Public Health, the University of Maryland and Impacta, a non-governmental organization dedicated to research, in both Lima and Iquitos, Peru.
EP-1043 is an epitope-based recombinant protein vaccine designed to induce HIV-1 specific helper T-lymphocyte (HTL) responses. The vaccine consists of a string of 18 HIV-derived major histocompatibility complex (MHC) Class II restricted epitopes, each separated by a spacer designed to optimize potency. The epitopes included in the vaccine were selected using the Company’s proprietary Epitope Identification System (EIS) and each of them is predicted to be recognized in the majority of the prospective patient population. The vaccine protein is adsorbed to Alhydrogel adjuvant and has been shown to effectively stimulate HTL responses against multiple epitopes in a mouse model.
About Epimmune Inc.
Epimmune Inc., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic vaccine candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s prophylactic vaccine candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

Where You Can Find Additional Information About Epimmune’s Proposed Combination with IDM
Epimmune has filed a proxy statement concerning its proposed combination with IDM with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement related to the proposed transaction because it contains important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Epimmune with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by directing such request to Epimmune’s Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.
Information Concerning Participation in Epimmune’s Proxy Solicitation
Epimmune and IDM and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Epimmune with respect to the proposed transaction between Epimmune and IDM. Information regarding Epimmune’s executive officers and directors is included in Epimmune’s Annual Report on Form 10-K/A for the year ended December 31, 2004. This document is available free of charge at the SEC’s website at http://www.sec.gov and from Epimmune at http://www.epimmune.com. Investors and security holders may obtain additional information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction between Epimmune and IDM by reviewing the Proxy Statement related to the transaction filed with the SEC.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including the anticipated benefits of EP-1043 and EP-1090 and statements regarding the potential closing of the proposed transaction between Epimmune and IDM and the expected advantages of combining Epimmune and IDM. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, including, but not limited to, Epimmune not obtaining shareholder approval of the transaction, the increase in its authorized capital or the reverse split of Epimmune common stock; the possibility that Epimmune’s appeal will not be successful, NASDAQ will not approve the listing of the combined company’s shares for trading on the NASDAQ National Market or the combined company will not be able to meet the continued listing requirements after the closing of the transaction; that Epimmune will forego business opportunities while the transaction is pending; that prior to the closing of the proposed transaction the business of the Company, including the retention of key employees, may suffer due to uncertainty; and even in the event the transaction is completed, that combining Epimmune and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that Epimmune and IDM may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction. Additional factors that may cause actual results to differ materially include risks regarding whether the company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, the ability of epitope-based vaccines, including EP-1043 and EP-1090, to prevent or treat HIV infection, risks associated with completing clinical trials of product candidates, the risks involved in the regulatory approval process for the company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the company will be sufficient to fund operations as planned, reliance on key employees, especially senior management; the uncertainty of the company’s future access to capital; the risk that the company may not secure or maintain relationships with collaborators, and the company’s dependence on intellectual property. These factors are more fully discussed in Epimmune’s Annual Report on Form 10-K/A for the year ended December 31, 2004, Proxy Statement concerning Epimmune’s proposed business combination with IDM filed with the SEC on June 30, 2005, and other periodic reports filed with the SEC. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.